Exhibit 4.2

EXECUTION VERSION

MASTEC, INC.

TO

U.S. BANK NATIONAL ASSOCIATION,

As Trustee

GUARANTEED TO THE EXTENT SET FORTH HEREIN BY THE GUARANTORS

NAMED HEREIN

INDENTURE

Dated as of August 4, 2020

4.50% SENIOR NOTES DUE 2028

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Section 13.17	Separability	75
Section 13.18	USA Patriot Act	75
Section 13.19	Communication by Holders with Other Holders	75
Section 13.20	No Adverse Interpretation of Other Agreements	75

EXHIBITS

Exhibit A	FORM OF GLOBAL NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

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THIS INDENTURE (this “Indenture”) dated as of August 4, 2020 among MASTEC, INC., a Florida corporation (the “Company”), the guarantors party hereto (collectively, the “Guarantors”) and U.S. Bank National Association, a national banking association, as Trustee hereunder (the “Trustee”).

W I T N E S S E T H

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of $600.0 million aggregate principal amount of 4.50% Senior Notes due 2028 on the date hereof (together with the Guarantees thereof, the “Initial Notes”);

WHEREAS, in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Board of Directors of the Company and each of the Guarantors has duly authorized the execution and delivery of this Indenture;

WHEREAS, the Notes and the certificate of authentication to be borne by the Notes are to be substantially in the forms hereinafter provided for;

WHEREAS, all acts and things necessary to make this Indenture a valid agreement of each of the Company and the Guarantors according to its terms have been done and performed; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee as provided in this Indenture, the valid and binding obligations of the Company have been done and performed.

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and of the covenants contained herein, the Company, the Guarantors and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes issued on or after the date of this Indenture, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 2.14 hereof, as part of the same series as the Initial Notes.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) attributable to the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1)    the net income (or loss) of any Person that is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount as described in the succeeding clause (3)), all as determined in accordance with GAAP;

(2)    solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 4.06(a)(3)(C) hereof, the net income (or loss) attributable to any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(3)    the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4)    any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of the Company and its Restricted Subsidiaries;

(5)    non-cash charges relating to employee benefit or other management compensation plans of the Company or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of the Company or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenses in any future period or amortization of any prepaid cash expense incurred in a prior period), to the extent that such non-cash charges are deducted in computing such Adjusted Consolidated Net Income; provided that such stock, stock options or other equity-based awards can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock);

(6)    any unusual or non-recurring gains or losses;

(7)    any net unrealized gain or loss (after any offset) in such period (a) resulting from currency translation or transaction gains or losses (which, for avoidance of doubt, includes those currency translation or transaction gains or losses of Restricted Subsidiaries), including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from Currency Agreements, (b) resulting from Interest Rate Agreements or (c) resulting from Commodity Agreements;

(8)    solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 4.06(a)(3)(B), any amount paid or accrued as dividends on preferred stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries;

(9)    all extraordinary gains or extraordinary losses, together with any related provision for income taxes;

(10)    the cumulative effect of a change in accounting principles;

(11)    income or loss attributable to discontinued operations (including, without limitation, operations disposed of whether or not such operations were classified as discontinued) for the fiscal year in which such operations were discontinued;

(12)    any impairment charge or similar write-off or write-down; and

(13)    any gain or loss arising from the acquisition of any Capital Stock of the Company.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” or “Agents” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)    1.0% of the principal amount of the Note; or

(2)    the excess of:

(a)    the present value at such redemption date of (i) the redemption price of the Note at August 15, 2023 (such redemption price being set forth in the table appearing under Section 3.07(a) hereof) plus (ii) all required interest payments due on the Note through August 15, 2023 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)    the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (2) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Company or any of its Restricted Subsidiaries of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors. Unless otherwise indicated, the “Board of Directors” refers to the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in the state of New York State.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Change of Control” means such time as:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act) (other than to the Company and its Restricted Subsidiaries);

(2)    a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Existing Stockholder, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or

(3)    the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (b) immediately after such transaction, no “person” or “group” (as defined above), other than any Existing Stockholder, becomes the ultimate beneficial owner (as defined above) of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person (unless the Existing Stockholders beneficially owned an equal or greater percentage of such voting power of the Voting Stock than such Person).

“Clearstream” means Clearstream Banking, S.A. and any successor thereto.

“Closing Date” means August 4, 2020, being the date on which the Initial Notes are originally issued under this Indenture.

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement (it being acknowledged that oil hedging is covered by this definition).

“Company” has the meaning assigned to it in the preamble to this Indenture. All references to the Company shall include any and all successors thereto.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1)    Fixed Charges;

(2)    income taxes;

(3)    depreciation expense;

(4)    amortization expense;

(5)    the amount of any non-recurring or unusual cash charges (which, for avoidance of doubt, shall include retention, severance, or systems establishment costs),

(6)    all other non-cash items (including non-cash asset impairment charges), charges, debits, expenses or losses reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income (other than the accrual of revenue and other non-cash items to the extent they represent a reversal of an accrual of a cash reserve for anticipated charges made in any prior period or which will result in the receipt of cash in a future period), all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP;

(7)    earn-out expenses resulting from acquisitions in which the Company and/or any Restricted Subsidiary is required to treat such earn-out expenses as compensation costs;

(8)    expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Company in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Company and evidenced by an Officers’ Certificate) within 15 months of such period;

(9)    charges included in Adjusted Consolidated Net Income related to purchase accounting adjustments that are as required by FASB ASC Topic 805;

(10)    charges relating to stock based compensation which do not represent a cash item in such period or any future period;

(11)    expenses incurred in connection with the prepayment, amendment, modification or refinancing of Indebtedness (whether or not consummated) during such period;

(12)    any non-capitalized transaction costs incurred during such period in connection with an incurrence of Indebtedness, during a refinancing thereof, issuance of Capital Stock, Investment, acquisition, disposition or recapitalization, in each case, whether or not permitted under this Indenture and whether or not consummated;

(13)    tender premiums, redemption premiums, fees, and other amounts and expenses incurred in connection with the tender for and/or redemption of unsecured Indebtedness;

(14)    expenses arising from the impact of FASB ASC 470-50-40 on certain capitalized fees and costs;

(15)    any net loss incurred in such period from swap agreements and the application of FASB ASC Topic 815; and

(16)    any loss from the early extinguishment of Indebtedness or swap agreements or other Derivative Instruments; and minus the following to the extent included in calculating such Adjusted Consolidated Net Income:

(A)    federal, state, local and foreign income tax credits of the Company and its Restricted Subsidiaries for such period;

(B)    any net gain incurred in such period from swap agreements and the application of FASB ASC Topic 815; and

(C)    any gain from the early extinguishment of Indebtedness or swap agreements or other Derivative Instruments.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (excluding any Indebtedness of a Receivables Entity but including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net cash costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries); and the interest component of all payments associated with Finance Lease Obligations, in each case, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries, net of any interest income, during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes or expenses relating to the repayment of the Existing Notes or existing convertible debt or the write-off of expenses in connection with any other repayment or refinancing of Indebtedness, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Consolidated Net Total Leverage Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries minus (y) the aggregate amount of unrestricted cash and Temporary Cash Investments of the Company and its Restricted Subsidiaries determined on a consolidated basis as reflected on the balance sheet in accordance with GAAP, in each case of clause (x) and (y) as of the most recent Four Quarter Period to (2) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Four Quarter Period. In making the foregoing calculation:

(A)    pro forma effect shall be given to any Indebtedness (other than ordinary course revolver drawings) Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date, in each case, as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(B)    Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C)    pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(D)    pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this paragraph requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

Pro forma calculations in connection with the foregoing calculation shall be determined in good faith by the chief financial officer of the Company; provided, however, that such pro forma calculations may include expected cost savings (net of any cost increases), operating expense reductions (net of any related operating expense increases) and cost-saving synergies for such period resulting from the transaction (whether or not related to any acquisition, disposition or other transaction) which is being given pro forma effect that have been realized or for which substantial steps for realization have been taken, or with respect to which they will be taken within 15 months following any such transaction; provided, further, that in either case, the Company’s chief financial officer and another officer sign and deliver to the trustee an Officers’ Certificate certifying (i) the specific actions taken or to be taken, (ii) the amount of such adjustment or adjustments resulting from such actions and (iii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution.

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien minus (y) the aggregate amount of unrestricted cash and Temporary Cash Investments of the Company and its Restricted Subsidiaries determined on a consolidated basis as reflected on the balance sheet in accordance with GAAP, in each case of clause (x) and (y) as of the most recent Four Quarter Period to (2) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Four Quarter Period, in each case, with such pro forma adjustments to Consolidated Total Indebtedness (including unrestricted cash and Temporary Cash Investments) and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Total Leverage Ratio.”

“Consolidated Total Assets” of any Person means, as of any date, the amount which in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which financial statements have been filed with the SEC or provided to the Trustee; provided, however, that Consolidated Total Assets shall be calculated on a pro forma basis giving effect to any acquisition, or dispositions of properties or assets (including through mergers or consolidations) since the most recent balance sheet date for which internal financial statements are available, including the transaction giving rise to the calculation under this definition.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Finance Lease Obligations and debt obligations evidenced by promissory notes or similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and preferred stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of September 19, 2019 by and among the Company, the subsidiaries party thereto, certain lenders names therein and Bank of America, N.A. as collateral and administrative agent, as amended through the Closing Date, and all ancillary documents thereto, as such agreement may be amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value or cash flows of which (or any material portion thereof) are materially affected by the value or performance of the Notes or the creditworthiness of the Company or any one or more of the Subsidiary Guarantors (the “Performance References”).

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the date that is 91 days after the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the date that is 91 days after the Stated Maturity of the Notes or (3) convertible into, or exchangeable for, at the option of the holder, Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the date that is 91 days after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “change of control” provisions applicable to such Capital Stock are not materially more favorable to the holders of such Capital Stock than the provisions contained in Section 4.13 hereof and such Capital Stock specifically provides that such Person shall not repurchase or redeem any such stock pursuant to such provisions prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.13.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is not a Foreign Subsidiary.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means (i) any Domestic Subsidiary that is not a Wholly Owned Subsidiary, (ii) any Foreign Subsidiary, (iii) any Receivables Entity, (iv) any Subsidiary that, upon providing a Guarantee, could be required as a result of such Guarantee to register as an “investment company” under the Investment Company Act of 1940, (v) any Subsidiary that is prohibited by applicable law from providing a Guarantee, and (vi) those Domestic Subsidiaries that are designated by the Company as Domestic Subsidiaries that will not be Subsidiary Guarantors, which, as of the date hereof, are included in Schedule A hereto; provided, however, that in no event will the Domestic Subsidiaries designated as Domestic Subsidiaries that will not be Subsidiary Guarantors, individually, hold more than 5.0% of the consolidated assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter or account for more than 5.0% of the consolidated revenue of the Company and its Restricted Subsidiaries during the most recent Four Quarter Period (in each case determined as of the most recent fiscal quarter for which the Company has internal financial statements available); provided, further, that any Restricted Subsidiary or Receivables Entity that Guarantees the Credit Agreement (other than any such entity that is deemed an Excluded Subsidiary pursuant to clause (i), (ii) or (iii) above) or any capital markets Indebtedness (other than the Guarantee of a receivables financing by a Receivables Entity) of the Company or any Restricted Subsidiary with a principal amount greater than or equal to $200.0 million may not become or continue to be an Excluded Subsidiary. In the event any Subsidiaries previously treated as Excluded Subsidiaries, either individually or collectively, cease to meet the requirements of the previous sentence, the Company will promptly cause such Subsidiaries to become Subsidiary Guarantors so that the requirements of the previous sentence are complied with.

“Existing Notes” means the 4.875% Senior Notes due 2023 of the Company outstanding prior to the redemption thereof with the proceeds of the Notes.

“Existing Stockholders” means (a) Jorge Mas, Jose R. Mas and any spouse or lineal descendant of Jorge Mas or Jose R. Mas or any spouse of any such lineal descendant and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Persons referred to in clause (a).

“fair market value” means the price that would be paid in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Finance Lease Obligations” means the discounted present value of the rental obligations under a Finance Lease.

“Fixed Charge Coverage Ratio” means, for any Person on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the Four Quarter Period to (2) the aggregate Fixed Charges during such Four Quarter Period, in each case, with such pro forma adjustment to Consolidated EBITDA and Fixed Charges as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Total Leverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)    Consolidated Interest Expense plus

(2)    the product of (x) the amount of all dividend payments on any series preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person or such Restricted Subsidiary (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal, as determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or any Restricted Subsidiary of the Company that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Four Quarter Period” with respect to any date, means the most recent four fiscal quarters prior to such date for which internal financial statements are available.

“GAAP” generally accepted accounting principles in the United States of America that are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(f) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the global notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 or 2.06(d) hereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the normal course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the normal course of business or Standard Receivables Undertakings in a Qualified Receivables Transaction. The term “Guarantee” used as a verb has a corresponding meaning.

“Holder” means a holder of any Notes.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)    all indebtedness of such Person for borrowed money;

(2)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); provided that, for the avoidance of doubt, any draw or request for payment under an issued letter of credit shall not be deemed a separate incurrence of Indebtedness;

(4)    all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables;

(5)    all Finance Lease Obligations;

(6)    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)    all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)    to the extent not otherwise included in this definition, obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder) with the amount of Indebtedness represented being equal to the net amount payable if such obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off); and

(9)    all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

(A)    the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B)    money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C)    Indebtedness shall not include:

(1)    any liability for federal, state, local or other taxes,

(2)    workers’ compensation claims or obligations, performance, surety, appeal or similar bonds or completion guarantees, in each case provided in the normal course of business,

(3)    indebtedness arising from agreements providing for non-competition or non-solicitation payments, earn-out payments, hold backs, contingency payment obligations based on the performance of the acquired or disposed assets or otherwise, indemnification or adjustments of purchase prices or similar obligations or from guarantees or letters of credit or similar obligations securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary of the Company, other than guarantees or similar credit support by the Company or any of its Subsidiaries of indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition,

(4)    obligations arising from Guarantees to suppliers, lessors, licensees, contractors, or customers incurred in the ordinary course of business,

(5)    obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (i) the sale or discount of accounts receivable, (ii) trade acceptances and (iii) endorsements of instruments for deposit in the ordinary course of business,

(6)    premiums payable to, and advance commissions or claims payments from, insurance companies in the ordinary course of business;

(7)    take-or-pay obligations in supply agreements in the ordinary course of business;

(8)    customer deposits and advance payments incurred in the ordinary course of business; and

(9)    any lease that is not a Finance Lease.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning assigned to it in the preamble to this Indenture.

“Initial Subsidiary Guarantors” means each Restricted Subsidiary of the Company (other than Excluded Subsidiaries) that Guarantees the Credit Agreement on the Closing Date.

“Interest Payment Date” means the date on which interest on the Notes will be payable semiannually, which shall be February 15 and August 15 of each year, commencing on February 15, 2021 for the Initial Notes, or if any such day is not a Business Day, on the next succeeding Business Day.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement, but excluding advances or trade credit to customers, suppliers or joint venture partners in the ordinary course of business and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.06 hereof, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives net cash proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of net cash proceeds so received.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest), provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means (i) any transaction, any acquisition (including by way of merger, amalgamation or consolidation), any Investment in an Unrestricted Subsidiary, any assumption or Incurrence of Liens or any Restricted Payment, by the Company or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References or (ii) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions, as supplemented by the 2019 Narrowly Tailored Credit Event Supplement) to have occurred with respect to the Company or any Subsidiary Guarantor immediately prior to such date of determination.

“Note Guarantee” means any Guarantee of the obligations of the Company under this Indenture and the Notes by any Subsidiary Guarantor.

“Notes” means (a) the Initial Notes and (b) any Additional Notes that may be issued after the date hereof in accordance with this Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture; provided that any Additional Notes that are not fungible with the Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN, common code or other identifying number, as applicable, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Offering Memorandum” means that certain offering memorandum, dated as of July 21, 2020, relating to the offering of the Initial Notes issued on the Closing Date.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1)    the provision of this Indenture pursuant to which the offer is being made and that all Notes validly tendered shall be accepted for payment on a pro rata basis;

(2)    the purchase price and the date of purchase, which shall be a Business Day no earlier than 10 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3)    that any Note not tendered shall continue to accrue interest pursuant to its terms;

(4)    that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)    that Holders electing to have a Note purchased pursuant to the Offer to Purchase shall be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)    that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission, electronic mail or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7)    that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to an Offer to Purchase, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer or the Secretary of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Company or of any Subsidiary Guarantor, as applicable. One of the officers executing an Officers’ Certificate in accordance with Section 4.04 hereof shall be the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Performance References” has the meaning assigned thereto in the definition of Derivative Instrument.

“Permitted Liens” means:

(1)    Liens for taxes, assessments, governmental charges or claims not yet due or that are being contested in good faith and by appropriate legal proceedings diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2)    statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent for a period of more than 30 days or which are being contested in good faith by appropriate legal proceedings diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4)    Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases, statutory or regulatory obligations, bankers’ acceptances, completion guarantees, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5)    easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, restrictions, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(6)    leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(7)    Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(8)    any Lien of a lessor in the property subject to any operating lease;

(9)    Liens arising from filing Uniform Commercial Code financing statements regarding operating leases;

(10)    Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

(11)    Liens in favor of the Company or any Restricted Subsidiary;

(12)    Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(13)    Liens securing reimbursement obligations with respect to bankers’ acceptances or letters of credit that encumber documents and other property relating to such bankers’ acceptances or letters of credit and the products and proceeds thereof;

(14)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15)    Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Currency Agreements or Commodity Agreements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(16)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

(17)    Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

(18)    Liens on or sales of receivables;

(19)    Liens on assets of the Company, any Subsidiary of the Company or a Receivables Entity incurred in connection with a Qualified Receivables Transaction;

(20)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)    Liens securing Indebtedness of Foreign Subsidiaries; provided, however, that any such Lien covers only the assets of such Foreign Subsidiaries;

(22)    licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;

(23)    Liens securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor; provided, however, that any such Lien covers only the assets of such Restricted Subsidiary;

(24)    Liens in favor of governmental bodies to secure, advance or progress payments pursuant to any contract or statute and Liens in favor of governmental bodies in connection with industrial revenue, pollution control, private activity bonds or similar financing;

(25)    restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(26)    customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships;

(27)    Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement;

(28)    any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary; and

(29)    normal and customary rights of setoff upon deposits of cash in favor of banks and other depositary institutions and Liens of a collecting bank arising under the Uniform Commercial Code on checks and other items of payment in the course of collection.

The Company may classify (or later reclassify) any Lien in one or more of the above categories and the categories set forth under Section 4.11 hereof (including in part in one category and in part in another category).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.07 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note or a Note to which a mutilated, destroyed, lost or stolen coupon appertains shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note or the Note to which the mutilated, destroyed, lost or stolen coupon appertains.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries.

“Rating Agencies” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Board of Directors, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such assets, all contracts and contract rights and all guarantees or other obligations (including hedging obligations) in respect of such assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction in which the Company or any of its Subsidiaries makes an Investment and to which the Company or any of its Subsidiaries transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Company or its Subsidiaries, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Company or any Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or of such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company or of such other Person giving effect to such designation, together with an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Record Date” for the interest payable on any applicable Interest Payment Date means, in the case of the Notes, February 1 or August 1 (whether or not a Business Day).

“Regulated Bank” means a commercial bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) having direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with positive changes to the Performance References or (ii) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

“Special Record Date” means a date fixed by the Trustee pursuant to Section 2.12 for the payment of any Defaulted Interest on the Notes.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation that are customary in a Qualified Receivables Transaction shall be deemed to be a Standard Receivables Undertaking.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Initial Subsidiary Guarantor and any other Restricted Subsidiary of the Company which provides a Note Guarantee of the Company’s obligations under this Indenture and the Notes.

“Surety Bond Obligations” means obligations to the issuers of surety bonds for the account of the Company or a Restricted Subsidiary, which for all purposes herein shall be calculated based on the estimated cost to complete the applicable projects taking into consideration the progress made on any such projects and not the face value or penal sum of such surety bonds.

“Temporary Cash Investment” means any of the following:

(1)    direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case, maturing within 24 months unless such obligations are deposited by the Company (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

(2)    time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100.0 million (or the foreign currency equivalent thereof);

(3)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(5)    securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6)    any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

(7)    in the case of the Company’s Foreign Subsidiaries, (a) any local currency held by such Foreign Subsidiaries from time to time in the ordinary course of business and (b) instruments equivalent to those in referred to in clauses (1) through (6) above denominated in foreign currency comparable in credit quality and tenor to those referred to above.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Transaction Date” means, respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, the weekly average for each business day during the most recent week that has ended at least two business days prior to the applicable redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to August 15, 2023; provided, however, that if the period from such redemption date to August 15, 2023, as applicable, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means U.S. Bank National Association, a national banking association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under this Indenture and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject and who is directly responsible for the administration of this Indenture.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.06 and (C) if applicable, the Investment referred to in clause (A) of this proviso would be permitted under Section 4.06 hereof. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of this Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of

America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02    Other Definitions.

Term	Defined in Section
“actual knowledge”	7.02(g)
“Authentication Order”	2.02
“Change of Control Date”	4.13
“Change of Control Offer”	4.13
“Change of Control Payment Date”	4.13
“Covenant Defeasance”	8.01
“Defaulted Interest”	2.12
“Directing Holder”	6.02(c)
“DTC”	2.06
“Event of Default”	6.01
“Fixed Amount”	1.04
“Four Quarter Period”	1.01 (“Fixed Charge Coverage Ratio”)
“incorporated provision”	13.01
“Incurrence-Based Amount”	1.04
“LCT Election”	1.04
“LCT Test Date”	1.04
“Legal Defeasance”	8.01
“Noteholder Direction”	6.02(c)
“outstanding”	8.01
“Paying Agent”	2.03
“Payment Date”	1.01 (“Offer to Purchase”)
“Reference Period”	1.01 (“Fixed Charge Coverage Ratio”)
“Registrar”	2.03

Term	Defined in Section
“Restricted Payments”	4.06
“Special Interest Payment Date”	2.12(a)
“Surviving Person”	5.01
“Terminated Covenant”	4.16
“Verification Covenant”	6.02(c)

Section 1.03    Rules of Construction. Unless the context otherwise requires:

(i)    a term has the meaning assigned to it;

(ii)    any accounting terms not defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP;

(iii)    words in the singular include the plural, and words in the plural include the singular;

(iv)    “will” shall be interpreted to express a command;

(v)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(vi)    the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(vii)     the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights;

(viii)     the term “consolidated” with respect to any Person refers to such Person consolidated with the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;

(ix)     references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, novated, supplemented, restated, extended, amended and restated or otherwise modified from time to time;

(x)     any reference to any law in this Indenture shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such law;

(xi)     the words “pro forma basis” or “pro forma effect” or similar words shall be construed in accordance with the pro forma calculations described in the definition of “Consolidated Net Total Leverage”;

(xii)    the words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with industry practice or norms of such Person’s industry or such Person’s past practice; and

(xiii)    unless the context requires otherwise, any reference to delivery by “mail” shall be deemed to include delivery by electronic mail, facsimile or other means of electronic delivery.

If at any time any change in GAAP (including any change required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or its successors) would affect the computation of any financial ratio or requirement set forth in this Indenture (an “Accounting Change”), then the Company may elect by written notice to the Trustee to treat such term or measure as if such Accounting Change had not occurred to preserve the original intent thereof in light of such change in GAAP.

Any reference in this Indenture to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, a limited partnership or any other entity, or an allocation of assets to a series of a limited liability company, a limited partnership or any other entity (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, a limited partnership or any other entity shall constitute a separate Person hereunder (and each division of any limited liability company, a limited partnership or any other entity that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.04    Limited Condition Transactions and Other Compliance Measurements. Notwithstanding anything to the contrary in this Indenture (including in connection with any calculation that is made on a pro forma basis), in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(a)    determining compliance with any provision of this Indenture which (i) requires the calculation of any financial ratio or test (including the Consolidated Net Total Leverage Ratio, Consolidated Senior Secured Debt Ratio and Fixed Charge Coverage Ratio) and/or (ii) requires the absence of any Default or Event of Default (or any type of Default or Event of Default); or

(b)    determining compliance with any basket or other condition set forth in this Indenture (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under this Indenture shall be deemed to be (A) in the case of any acquisition or other Investment in an Unrestricted Subsidiary (including by way of merger, amalgamation or consolidation) or any assumption or Incurrence of Liens, or any transaction relating thereto, the date (or on the basis of the financial statements for the most recently ended reference period) of entry into a binding letter of intent or the definitive agreements for such Limited Condition Transaction (or, solely in connection with an acquisition (including by way of merger, amalgamation or consolidation); or (B) in the case of any other Restricted Payment, at the time (or on the basis of the financial statements for the most recently ended reference period) of the declaration of such Restricted Payment (the applicable date determined pursuant to clause (A) or (B), the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) and, at the election of the Company, any other Limited Condition Transaction that has not been consummated but with respect to which the Company has made an LCT Election, on a pro forma basis as if they had occurred at the beginning of the most recently completed reference period ending prior to the LCT Test Date, the Company or the applicable Restricted Subsidiary would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test, basket or condition, such ratio, test, basket or condition shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, tests, baskets or conditions for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test, basket or condition, including due to fluctuations in Consolidated EBITDA at or prior to the consummation of the relevant transaction or action, such baskets, tests, ratios and conditions will not be deemed to have been exceeded as a result of such fluctuations.

In addition, for purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test and/or the amount of Consolidated Total Assets or Adjusted Consolidated Net Income, such financial ratio, financial test or amount shall, subject to the immediately preceding paragraph, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Notwithstanding anything to the contrary in this Indenture, unless the Company otherwise notifies the Trustee, with respect to any amount Incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (any such amount, including any amount drawn under any revolving credit facility and any cap expressed as a percentage of Adjusted Consolidated Net Income or Consolidated Total Assets, a “Fixed Amount”) substantially concurrently with any amount Incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the Incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the Incurrence of the Fixed Amount shall be calculated thereafter. Unless the Company elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Company prior to utilization of any amount under a Fixed Amount then available to the Company.

Subject to the preceding paragraphs under this caption, all financial ratios and tests and the amount of Adjusted Consolidated Net Income and Consolidated Total Assets contained in this Indenture that are calculated with respect to any reference period shall be calculated with respect to such reference period on a pro forma basis.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

Section 1.05    Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register of the Notes maintained by the Registrar.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC may provide its proxy to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

Section 2.01    Form and Dating.

(a)    General. The Notes shall be designated as the “4.50% Senior Notes due 2028.” The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is initially limited to $600.0 million, except for Notes authenticated and delivered upon registration or transfer of or in exchange for or in lieu of other Notes pursuant to Sections 2.06 and 2.07 hereof. Additional Notes may be issued from time to time after the Closing Date in accordance with Section 2.14 hereof. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. Unless a Note shall have a zero dollar balance, the Notes shall be in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)    Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02    Execution and Authentication. At least one Officer must sign the Notes for the Company by manual, facsimile or electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual or electronic signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by two Officers of the Company (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. Each Authentication Order shall specify the number of separate Note certificates to be authenticated, and the registered Holder, principal amount and delivery direction for each Note. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 of this Indenture.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication of the Notes by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03    Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.07 hereof.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04    Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish, or request that the Registrar furnish, to the Trustee at least seven (7) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if:

(1)    the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2)    subject to the Applicable Procedures of the Depositary, the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3)    there shall have occurred and be continuing an Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 hereof or Sections 2.07 and 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (d) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.06(g) hereof.

(c)    Transfer and Exchange of Beneficial Interests for Definitive Notes. If any holder of a beneficial interest in an Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate upon receipt of an Authentication Order in accordance with Section 2.02 hereof and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to this subparagraph (d) at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required by the Trustee.

(f)    Legends. The following legend will appear on the face of all Global Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)    No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.13 and 9.05 hereof.

(3)    The Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)    Neither the Registrar nor the Company shall be required:

(A)    to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)    to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(6)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)    The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronic mail.

(9)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07    Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. The Holder must supply indemnity or security sufficient in the judgment of the Trustee (with respect to the Trustee) and the Company (with respect to the Company) to protect the Company, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto. The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Every replacement Note is an obligation of the Company.

Section 2.08    Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07 hereof.

If a Note is replaced pursuant to Section 2.07 of this Indenture, it ceases to be outstanding unless the Trustee and the Registrar receive proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay all principal, premium and accrued interest with respect to the outstanding Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09    Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, request, waiver or consent in the exercise of any discretion, power or authority (whether contained in this Indenture or vested by operation of law) which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Holders or any of them, Notes owned by the Company or any Subsidiary Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Subsidiary Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10    Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall upon receipt of an Authentication Order authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate Definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

Section 2.11    Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act and the Trustee), and upon the written request of the Company, the Trustee shall deliver evidence of such cancellation to the Company. The Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Company maintained for such purpose pursuant to Section 2.03; provided, however, that each installment of interest, if any, on any Note may at the Company’s option be paid by (i) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 2.05, to the address of such Person as it appears on the Note or (ii) transfer to an account maintained by the payee located inside the United States.

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the registered Holder thereof on the relevant regular Record Date by virtue of having been such Holder, and such defaulted interest and, if applicable, interest on such defaulted interest (to the extent lawful) at the rate or formula specified in the Notes (such defaulted interest and, if applicable, interest thereon herein collectively called “Defaulted Interest”) may be paid by the Company, at its election in each case, as provided in clause (1) or (2) below:

(1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which shall not be less than 20 days after such notice is received by the Trustee), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice (which notice shall be prepared by the Company) of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder of Notes at his address as it appears in the Registrar not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company, in writing, to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section and Section 2.06, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13    CUSIP and ISIN Numbers. The Company in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use). The Trustee shall not be responsible for the use of CUSIP or ISIN numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders. The Company shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers. A separate CUSIP or ISIN number will be issued for any Additional Notes, unless the Initial Notes and such Additional Notes are treated as “fungible” for U.S. federal income tax purposes.

Section 2.14    Issuance of Additional Notes. The Company may issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. The Initial Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture; provided that any Additional Notes that are not fungible with the Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN, common code or other identifying number, as applicable.

Section 2.15    Record Date. The Record Date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as specified by the Company to the Trustee.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 10 days but not more than 75 days before a redemption date (unless a shorter time is acceptable to the Trustee), an Officers’ Certificate setting forth:

(1)    the clause of this Indenture pursuant to which the redemption shall occur;

(2)    the redemption date;

(3)    the principal amount of Notes to be redeemed;

(4)    the redemption price;

(5)    applicable CUSIP numbers; and

(6)    a statement that the conditions precedent to such redemption have been satisfied.

Section 3.02    Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption or purchase as follows:

(1)    if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)    if the Notes are not listed on any national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; provided that no Notes of $2,000 in principal amount or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03    Notice of Redemption. At least 10 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to the Trustee and each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice shall identify the Notes (including CUSIP numbers) to be redeemed and will state:

(1)    the redemption date;

(2)    the redemption price;

(3)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note or with respect to a Global Note a notation shall be made on Schedule A thereto to reduce the principal amount of the Global Note to an amount equal to the unredeemed portion of the Global Note surrendered;

(4)    the name and address of the Paying Agent;

(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)    that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)    whether the redemption of the Notes is subject to one or more conditions precedent; and

(9)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

In addition, any notice given with respect to a redemption pursuant to Section 3.07 may provide that payment of the redemption price and performance of the Company’s obligations with respect to any redemption or purchase may be performed by another Person. At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at their expense; provided, however, that the Company has delivered to the Trustee, at least 10 days (or such shorter period as shall be acceptable to the Trustee) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03.

Any notice of redemption may, at the Company’s discretion, state that it is subject to one or more conditions precedent, including, but not limited to, completion of any debt or equity offering, Change of Control or other corporate transaction or event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Section 3.04    Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption shall, subject to the provisions of the final paragraph of Section 3.03, become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05    Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07    Optional Redemption.

(a)    The Company may redeem the Notes, in whole or in part, at any time on or after August 15, 2023. The redemption price for the Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest, if any, to (but excluding) the redemption date, if redeemed during the 12-month period commencing on August 15 of any year set forth below:

Year	Redemption Price
2023	102.250%
2024	101.125%
2025 and thereafter	100.000%

(b)    At any time prior to August 15, 2023, the Company may redeem up to 40% of the principal amount of the Notes issued under this Indenture with an amount equal to the amount of the net cash proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Company at a redemption price (expressed as a percentage of principal amount) of 104.50%, plus accrued and unpaid interest to (but excluding) the redemption date; provided that at least 50% of the aggregate principal amount of the Notes originally issued under this Indenture on the Closing Date remains outstanding after each such redemption (excluding Notes held by the Company and its Subsidiaries) unless all such Notes are redeemed substantially concurrently and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

(c)    At any time prior to August 15, 2023, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but excluding), the date of redemption, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(d)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Unless the Company defaults in the payment of the redemption or purchase price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Section 3.08    Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09    Right to Redeem. Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company as described herein, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such purchase pursuant to such tender offer described herein), to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each other Holder in such tender offer plus, to the extent not included in such tender offer payment, accrued and unpaid interest, if any, to, but excluding, the date of such redemption.

ARTICLE 4

COVENANTS

Section 4.01    Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal of, premium, if any, and interest then due.

The Company shall pay interest on overdue principal at the rate of interest specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate of interest borne by the Notes to the extent lawful.

Section 4.02    Maintenance of Office or Agency. The Company shall maintain in The Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03    Reports. Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding thereunder, the Company shall furnish to the Trustee and Holders, the following:

(1)    all quarterly and annual financial statements of the Company that would be required to be filed with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants;

(2)    and all current reports required to be filed with the SEC on Form 8-K (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K) as in effect on the Closing Date if the Company were required to file such reports; provided, however, that no such current report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director, manager or executive officer, of the Company (or any of its Subsidiaries); provided further, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

in each case, within the time periods specified in the SEC’s rules and regulations (and, during any period in which the Company is not required to file reports with the SEC, within the time periods specified in the SEC’s rules and regulations applicable to a “non-accelerated filer”); provided, however, that in no event shall such reports (A) be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) be required to contain the separate financial information for guarantors contemplated by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (C) be required to comply with Items 402, 405, 406, 407 and 601 of Regulation S-K promulgated by the SEC, (D) be required to contain any exhibit (including any financial statements that would be required to be filed as an exhibit), (E) be required to comply with rules or regulations promulgated by the SEC concerning Extensible Business Reporting Language (XBRL) or (F) be required to comply with the requirements of Regulation S-X to the extent such requirements were not complied with in the Offering Memorandum. The Company will make all such information available to the Trustee and the Holders of the Notes, in each case, by posting such information on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment. The Company will be deemed to have furnished the reports referred to in clauses (1) and (2) of the first paragraph of this covenant if the Company has filed reports containing such information with the SEC. The terms of this Indenture shall not impose any duty on the Company under the Sarbanes-Oxley Act of 2002 and the related SEC rules that would not otherwise be applicable to it.

In addition, the Company will, for so long as any Notes remain outstanding, furnish to the Holders of such Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Delivery of such reports and information to the Trustee shall be for informational purposes only, and the Trustee’s receipt of them shall not constitute constructive notice of any information contained therein or determinable from information contained therein (including the Company’s compliance with any of its covenants under this Indenture as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate). The Trustee is under no duty to examine such reports or information to ensure compliance with the provisions of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein. The Trustee is entitled to assume such compliance and correctness unless a Responsible Officer of the Trustee is informed otherwise.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of Section 6.01(d) hereof until 120 days after the date any report hereunder is due. Notwithstanding anything herein to the contrary, any failure to comply with this covenant shall be automatically cured when the Company makes available all required reports to the Holders of the Notes.

Section 4.04    Compliance Certificate.

(a)    The Company shall deliver to the Trustee, within 90 days after the close of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under this Indenture has been made under the supervision of the signing Officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Company and its Restricted Subsidiaries during such preceding fiscal year have kept, observed, performed and fulfilled each and every such covenant and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status with particularity. The applicable Officers’ Certificate shall also notify the Trustee should the Company or any of its Restricted Subsidiaries elect to change the manner in which it fixes its fiscal year end.

(b)    So long as any of the Notes are outstanding, and within ten (10) Business Days of the Company becoming aware of any Default or Event of Default in the performance of any covenant, agreement or condition contained in this Indenture, the Company shall deliver to the Trustee an Officers’ Certificate specifying the Default or Event of Default and describing its status with particularity.

(c)    Except with respect to receipt of Note payments and any Default or Event of Default information contained in the Officers’ Certificate delivered to it pursuant to this Section 4.04, the Trustee shall have no duty to review, ascertain or confirm the Company’s compliance with, or the breach of any representation, warranty of covenant made in this Indenture.

Section 4.05    [Reserved].

Section 4.06    Limitation on Restricted Payments.

(a)    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly,

(1)    declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock or in options, warrants or other rights to acquire shares of such Capital Stock, (y) dividends or distributions on Capital Stock of Restricted Subsidiaries so long as the Company or any of its Restricted Subsidiaries receive at least a pro rata share of such dividends or distributions and (z) dividends or distributions payable solely to the Company or a Restricted Subsidiary) held by Persons other than the Company or any of its Restricted Subsidiaries,

(2)    purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Company held by any Person (other than a Restricted Subsidiary), which, for the avoidance of doubt, shall not include any debt security convertible into Capital Stock of the Company, or

(3)    make any Investment in any Unrestricted Subsidiary (such payments or any other actions described in clauses (a)(1) through (a)(3) above being collectively “Restricted Payments”),

if, after giving effect to the proposed Restricted Payment:

(A)    a Default or Event of Default shall have occurred and be continuing,

(B)    the Fixed Charge Coverage Ratio would be less than 2.0 to 1.0, or

(C)    the aggregate amount of all Restricted Payments made after the Closing Date would exceed the sum (without duplication) of:

(i)    if positive, 50% of the aggregate amount of the Adjusted Consolidated Net Income accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2020 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which internal financial statements are available, plus

(ii)    the aggregate net cash proceeds, and the fair market value of assets other than cash, received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by this Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus

(iii)    an amount equal to the net reduction in Investments in any Unrestricted Subsidiary resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts have been paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”), not to exceed, in each case, the amount of Investments previously made after the Closing Date (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, plus

(iv)    the aggregate net cash proceeds received by the Company from the issuance or sale after the Closing Date of Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company (excluding any such Indebtedness issued or sold to, or held by, the Company or a Subsidiary), the fair market value of any property (other than cash) distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange, plus

(v)    $575.0 million.

(b)    The foregoing provisions shall not be violated by reason of:

(1)    the payment of any dividend or distribution or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with clause (a) above;

(2)    [reserved];

(3)    the repurchase, redemption or other acquisition of Capital Stock of the Company or a Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(4)    [reserved];

(5)    payments or distributions, to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(6)    [reserved];

(7)    (A) repurchases of Capital Stock deemed to occur upon exercise of stock options or the vesting of restricted stock, restricted stock units, deferred stock units or any similar securities if such Capital Stock represents a portion of the exercise price of such options (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities), and (B) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the vesting or settlement of restricted stock, restricted stock units, deferred stock units or any similar securities or (iii) the conversion or exchange of Capital Stock of any such Person;

(8)    the repurchase, redemption or other acquisition or retirement for value of any Capital Stock, or options, warrants or other rights to acquire shares of such Capital Stock, of the Company or any Restricted Subsidiary held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries (or permitted transferees of such employees, directors or officers) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or pursuant to any other agreement or plan approved by the Board of Directors of the Company; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock, or options, warrants or other rights to acquire shares of such Capital Stock, may not exceed the greater of $20.0 million and 0.5% of Consolidated Total Assets in any calendar year (with any unused amounts being carried forward to future periods, subject to a maximum of the greater of $40.0 million and 1.0% of Consolidated Total Assets in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the net cash proceeds received by the Company from the sale of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock) to members of management or directors of the Company and its Restricted Subsidiaries that occurs after the Closing Date (to the extent such cash proceeds have not otherwise been applied to the payment of Restricted Payments), plus (B) the net cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this Section 4.06(b)(8);

(9)    Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this Section 4.06(b)(9) that are at that time outstanding, not to exceed the greater of $100.0 million and 2.0% of Consolidated Total Assets at any one time outstanding;

(10)    the purchase, repurchase or acquisition of Capital Stock of the Company, in an aggregate amount pursuant to this Section 4.06(b)(10) not to exceed $5.0 million, for distribution,

contribution or payment to, or for the benefit of, any employee benefit plan of the Company or any of its Subsidiaries or any trust established by the Company or any of its Subsidiaries for the benefit of its employees;

(11)    [reserved];

(12)    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

(13)    [reserved];

(14)    any other Restricted Payments in an aggregate amount pursuant to this Section 4.06(b)(14) not to exceed the greater of $200.0 million and 4.0% of Consolidated Total Assets; and

(15)    any Restricted Payments so long as immediately after giving pro forma effect to the payment of any such Restricted Payment and any related incurrence of Indebtedness, the Consolidated Net Total Leverage Ratio would be less than or equal to 3.75:1.00.

provided that, in the case of clause (15) of this Section 4.06(b), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

(c)    Each Restricted Payment permitted pursuant to Section 4.06(b) (other than the Restricted Payments referred to in clauses (7), (8), (9), (10), (12) and (14) thereof, or an exchange of Capital Stock for Capital Stock referred to in clause (3) thereof) shall be included in calculating whether the conditions of Section 4.06(a)(3)(C) hereof have been met with respect to any subsequent Restricted Payments, and the net cash proceeds from any issuance of Capital Stock referred to in clause (3) or (8) of Section 4.06(b) shall not be included in such calculation (to the extent so used for such Restricted Payment).

(d)    For the purposes of determining compliance with this Section 4.06, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) in Section 4.06(b) hereof or is entitled to be incurred pursuant to Section 4.06(a), the Company, in its sole discretion, will be entitled to order and classify, and from time to time may reclassify, such Restricted Payment (or portion thereof) if it would have been permitted at the time such Restricted Payment was made, as the case may be, and at the time of reclassification in any manner that complies with this Section 4.06.

Section 4.07    [Reserved].

Section 4.08    [Reserved].

Section 4.09    [Reserved].

Section 4.10    [Reserved].

Section 4.11    Limitation on Liens.

(a)    The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien securing Indebtedness on any of its assets or properties of any character (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary), without making effective provision for all of the Notes and all other amounts due under this Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien. Any Lien which is granted to secure the Notes under this Section 4.11(a) shall automatically and unconditionally be released at the same time as (a) the release of the Lien that gave rise to the obligation to secure the Notes under this Section 4.11(a), (b) any sale, exchange or transfer to any Person other than the Company or any Subsidiary Guarantor of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Subsidiary Guarantor in, or all or substantially all the assets of, any Subsidiary Guarantor creating such Lien in each case in accordance with the terms of this Indenture, (c) payment in full of the principal of, and accrued and unpaid interest, if any, on the Notes, or (d) a defeasance or discharge of the Notes in accordance with the procedures described under Article 8 or Article 12 hereof, in each case.

(b)    The foregoing limitation does not apply to:

(1)    Liens existing on the Closing Date and any renewals or extensions thereof other than any Liens (or renewals or extensions thereof) securing the Credit Agreement, provided that (i) the property covered thereby is not changed, (ii) the direct or any contingent obligor with respect thereto is no changed and (iii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, the committed amount of the Indebtedness originally secured by such Lien and (y) an amount necessary to pay accrued but unpaid interest on such Indebtedness and any premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such renewals or extensions;

(2)    Liens granted on or after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

(3)    Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

(4)    Liens to secure Indebtedness with an aggregate principal amount not to exceed the greater of (x) $2,500.0 million and (y) an amount not to exceed the maximum amount of Indebtedness such that the Consolidated Senior Secured Debt Ratio (at the time of incurrence of such Indebtedness and after giving pro forma effect thereto) would not be greater than 3.5 to 1.0;

(5)    Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness represented by Finance Lease Obligations, synthetic lease obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of design, construction, installation or improvement or carrying cost of assets used or useful in the business of the Company and its Restricted Subsidiaries and related financing costs, Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any such Indebtedness, in an aggregate principal amount at any one time outstanding under this clause (5), together with any Liens to secure any modifications, refinancings, refundings, exchanges, extensions, renewals or replacements in respect thereof incurred pursuant to clause (9) of this definition, not to exceed the greater of (x) $615.0 million and (y) 12.5% of the Company’s Consolidated Total Assets; to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(6)    Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose; or

(7)    Permitted Liens;

(8)     other Liens in an aggregate principal amount, together with any Liens to secure any modifications, refinancings, refundings, exchanges, extensions, renewals or replacements in respect thereof incurred pursuant to clause (9) of this definition, not to exceed the greater of $250.0 million or 5.0% of Consolidated Total Assets; or

(9)    Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancings, refundings, restatements, exchanges, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (4)(y), (5) or (8) of this Section 4.11; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus accessions, additions and improvements on such property and after-acquired property that by the terms of such Indebtedness require or include a pledge of after-acquired property and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (4)(y), (5) or (8) of this Section 4.11 at the time the original Lien was permitted under this Indenture, and (y) an amount necessary to pay accrued but unpaid interest on such Indebtedness and any premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such modification, refinancing, refunding, extension, renewal or replacement.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.12    Compliance with Laws. The Company shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Company and its Restricted Subsidiaries taken as a whole.

Section 4.13    Repurchase of Notes upon a Change of Control.

(a)    Upon the occurrence of a Change of Control, the Company shall be obligated to make an Offer to Purchase (the “Change of Control Offer”), and shall purchase, on a Business Day (the “Change of Control Payment Date”) as described below, all of the then outstanding Notes, properly tendered and not withdrawn, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to (but excluding) the Change of Control Payment Date. The Company shall publicly announce the results of any Change of Control Offer required under this Section 4.13 upon, or as soon as practicable after, the completion of such Change of Control Offer.

(b)    No later than 30 days following the date upon which a Change of Control occurs (the “Change of Control Date”), the Company shall send, electronically or by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1)    a description of the transaction or transactions that constitute the Change of Control;

(2)    that the Change of Control Offer is being made pursuant to this Section 4.13 and that all Notes tendered and not withdrawn shall be accepted for payment;

(3)    the purchase price (including the amount of accrued interest) and the Change of Control Payment Date, which shall be a Business Day, that is not earlier than 10 days and no later than 60 days from the date such notice is mailed, other than as may be required by law;

(4)    that any Note not tendered shall continue to accrue interest;

(5)    that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(6)    that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(7)    that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the third Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission, electronic mail or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)    that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered;

(9)    that the Change of Control is subject to certain conditions if applicable, and the Change of Control Offer is revocable in the event such conditions are not met; and

(10)    the circumstances and relevant facts regarding such Change of Control.

(c)    The Company may make an Offer to Purchase in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Offer to Purchase. The Offer to Purchase may be extended automatically until such Change of Control occurs. However, notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this clause (c) in the event that it has mailed the notice to exercise its right to redeem all the Notes pursuant to Section 3.07 hereof at any time prior to the requirement to consummate the Offer to Purchase and redeems the Notes in accordance with such notice.

(d)    Notwithstanding the foregoing, the Company shall not be required to purchase the Notes surrendered if the Company has delivered an unconditional notice to Holders of its right to redeem all the Notes under the terms of Section 3.07 hereof at any time prior to the requirement to consummate the Offer to Purchase and redeems the Notes in accordance with such notice.

(e)    The Company shall not be required to make a Change of Control Offer upon a Change of Control if any other Person makes the Change of Control Offer in the manner, at the times and price and otherwise in compliance with the requirements set forth in this Section 4.13 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f)    On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent legal tender in immediately available funds sufficient to pay the purchase price plus accrued interest, if any, of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any, and upon written order of the Company accompanied by an Officers’ Certificate, the Trustee shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted shall be promptly delivered by the Company to the Holder thereof. For purposes of this Section 4.13, the Trustee shall act as the Paying Agent.

(g)    Any amounts remaining with the Paying Agent after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

(h)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Notes shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue thereof.

(i)    The provisions under this Section 4.13 relating to the Company’s obligation to make a Change of Control Offer upon a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.14    [Reserved].

Section 4.15    [Reserved].

Section 4.16    Covenant Termination when Notes Rated Investment Grade. Upon the first date (the “Covenant Termination Date”) that (i) the Notes have Investment Grade Ratings from both Rating

Agencies, and (ii) no Default or Event of Default has occurred or is continuing under this Indenture, then the Company and its Restricted Subsidiaries shall cease to be subject to Section 4.06 hereof (the “Terminated Covenant”). On and after the Covenant Termination Date, the Company will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary. The Terminated Covenant will not be reinstated even if the Company subsequently does not satisfy the requirements set forth in clauses (i) and (ii) above. The Trustee shall have no responsibility to monitor any change in the rating of the Notes.

ARTICLE 5

SUCCESSORS

Section 5.01    Consolidation, Merger and Sale of Assets.

(a)    The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1)    the Company shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”) shall (a) be (i) a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof or (ii) a limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof that has at least one Restricted Subsidiary that is a corporation organized under the laws of the United States of America or any jurisdiction thereof which corporation becomes a co-issuer of the Notes pursuant to a supplemental indenture, executed and delivered to the Trustee and (b) expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations under this Indenture and the Notes;

(2)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)    each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under Section 5.01, shall have, by supplemental indenture amending its Note Guarantee, confirmed that its Note Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and this Indenture; and

(4)    the Company shall have delivered to the Trustee an Officers’ Certificate and, if requested by the Trustee, an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable.

(b)    No Subsidiary Guarantor shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1)    it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of such Subsidiary Guarantor’s obligations under its Note Guarantee;

(2)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and that such supplemental indenture is enforceable.

The foregoing requirements of this clause (b) shall not apply to a consolidation or merger of any Subsidiary Guarantor with and into the Company or any other Subsidiary Guarantor, so long as the Company or such Subsidiary Guarantor survives such consolidation or merger.

Section 5.02    Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or a Subsidiary Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company or such Subsidiary Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company or such Subsidiary Guarantor, as applicable, shall refer instead to the successor Person and not to the Company or such Subsidiary Guarantor, as applicable), and may exercise every right and power of the Company or such Subsidiary Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Company or a Guarantor, as applicable, herein; provided that the predecessor Company shall not be relieved from the obligation to pay the principal of, premium, if any, and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default. Each of the following shall be an “Event of Default”:

(a)    default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)    default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(c)    default in the performance or breach of the provisions of Article 5 hereof or the failure by the Company to make or consummate an Offer to Purchase in accordance with the provisions under Section 4.13 hereof;

(d)    the Company or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in this Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 30% or more in aggregate principal amount of the Notes;

(e)    there occurs with respect to any Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $100.0 million or more in the aggregate (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f)    any final judgment or order (not covered by insurance) for the payment of money in excess of $100.0 million in the aggregate shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $100.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)    a court of competent jurisdiction in the premises enters a final decree or order for (A) relief in respect of the Company or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Company or any Significant Subsidiary (or such group of Restricted Subsidiaries) or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h)    the Company or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Company or any Significant Subsidiary (or such group of Restricted Subsidiaries) or (C) effects any general assignment for the benefit of creditors; or

(i)    any Subsidiary Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by this Indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary (or group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

Section 6.02    Acceleration.

(a)    If an Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 above with respect to the Company) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in Section 6.01(e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to Section 6.01(e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in Section 6.01(g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b)    [reserved].

(c)    Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder (other than a Regulated Bank) delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five business days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officers’ Certificate stating that the Company has initiated litigation with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded;

and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, any acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Event of Default.

Notwithstanding anything in this Section 6.02(c) to the contrary, any Noteholder Direction delivered to the Trustee in connection with a Default under Sections 6.01(d), (e) or (f) during the pendency of an Event of Default under Section 6.01(g) as a result of a bankruptcy or similar proceeding shall not require compliance with this Section 6.02(c). In addition, for the avoidance of doubt, this Section 6.02(c) shall not apply to any Holder that is a Regulated Bank.

Section 6.03    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults. The Holders of not less than a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. The Company shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. When a Default or Event of Default is waived, it is cured and ceases.

Section 6.05    Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal expense or liability for which (as determined in good faith by it) the Trustee has not received adequate indemnity, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. Prior to taking any action under the Indenture at the direction of Holders, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06    Limitation on Suits.

(a)    A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)    the Holder gives the Trustee written notice of a continuing Event of Default;

(2)    the Holders of at least 30% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)    such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)    during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

Section 6.07    Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Trustee. If an Event of Default in payment of principal, premium, if any, or interest specified in clause (a) or (b) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal, premium, if any, and accrued interest and fees remaining unpaid, together with interest on overdue principal and premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.06 of this Indenture.

Section 6.09    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.06 of this Indenture) and the Holders allowed in any judicial proceedings relating to the Company, its creditors or its property and shall be entitled and empowered to participate as a member, voting or otherwise, of any official committee appointed for such matter, to collect and receive any monies or other securities or property payable or deliverable upon the conversion or exchange of the Notes or upon any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.06 of this Indenture. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee for amounts due under Section 7.06 of this Indenture;

Second: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third: to Holders for principal amounts and premium, if any, due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth: to the Company or, if applicable, the Subsidiary Guarantors as their respective interests may appear.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.

Section 6.11    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.13    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14    Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall, in the exercise of its rights and powers under this Indenture, use the same degree of care and skill in its exercise of such rights and powers as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs, subject to the provisions of clause (h) below.

(b)    Except during the continuance of an Event of Default of which a Trust Officer has actual knowledge, the Trustee and the Agents:

(i)    undertake to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Agents; and

(ii)    in the absence of willful misconduct or gross negligence on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes and the Note Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes and the Note Guarantees as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee and the Agents shall not be relieved from liability for their own negligent action, their own negligent failure to act or their own willful misconduct, except that:

(i)    this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)    the Trustee and the Agents shall not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved in a final non-appealable decision of a court of competent jurisdiction that the Trustee and the Agents were negligent in ascertaining the pertinent facts; and

(iii)    the Trustee and the Agents shall not be liable with respect to any action they take or omit to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)    The Trustee and the Agents shall not be liable for interest on any money received by it except as the Trustee and the Agents may agree in writing with the Company.

(e)    Money held in trust by the Trustee or the Agents need not be segregated from other funds except to the extent required by law.

(f)    No provision of this Indenture, the Notes or the Note Guarantees shall require the Trustee or an Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(g)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee and the Agents shall be subject to the provisions of this Section 7.01.

(h)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee, security, prefunding or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses), losses and liabilities that might be incurred by it in compliance with such request or direction.

(i)    The Agents shall have the right to become Holders as freely as if they were not a party to this Indenture.

(j)    The Agents shall act solely as agents of the Company and need not act in the best interests of the Holders.

(k)    The obligations of the Agents under this Indenture shall be several and not joint.

Section 7.02    Rights of Trustee.

(a)    The Trustee and the Agents may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee and the Agents need not investigate any fact or matter stated in the document.

(b)    Before the Trustee or an Agent acts or refrains from acting (except in connection with (x) the issuance of the Initial Notes on the Closing Date and (y) with respect to an Opinion of Counsel, the execution of any amendment or supplement adding a new Guarantor under this Indenture), it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee or an Agent shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c)    The Trustee may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d)    Neither the Trustee nor an Agent shall be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s or such Agent’s conduct does not constitute willful misconduct or negligence as determined in a final non-appealable decision of a court of competent jurisdiction.

(e)    The Trustee or an Agent may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, the Notes and the Note Guarantees shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes and the Note Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f)    The Trustee and the Agents shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee and the Agents shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note or other evidence of indebtedness or other paper or document, but the Trustee or an Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or an Agent, as applicable, shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g)    The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Responsible Officer shall have received written notification from the Company or a Holder at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture.

(h)    In no event shall the Trustee or an Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including the Agents), custodian and other Person employed to act hereunder.

(j)    The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k)    The Trustee shall not have any duty (A) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof or (B) to see to any insurance.

(l)    The right of the Trustee or an Agent to perform any discretionary act enumerated in this Indenture shall not be construed as a duty.

(m)    The Trustee shall furnish the Company periodic cash transaction statements which include detail for all investment transactions effected by the Trustee or brokers selected by the Company. Upon the Company’s election, such statements will be delivered via the Trustee’s online service and upon electing such service, paper statements will be provided only upon request. The Company waives the right to receive brokerage confirmations of security transactions effected by the Trustee as they occur, to the extent permitted by law. The Company further understands that trade confirmations for securities transactions effected by the Trustee will be available upon request and at no additional cost, and other trade confirmations may be obtained from the applicable broker.

Section 7.03    Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or their Affiliates with the same rights it would have if it were not the Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.09. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

Section 7.04    Disclaimer. Neither the Trustee nor any Agent shall be responsible for and none of them makes any representation as to the validity or adequacy of this Indenture, the Notes or the Note Guarantees, neither of them shall be accountable for the Company’s use of the Notes or the proceeds from the Notes, and neither of them shall be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

Section 7.05    Notice of Defaults. If a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall deliver to each Holder notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06    Compensation and Indemnity. The Company shall pay to the Trustee and the Agents from time to time such compensation for their services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and the Agents upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including as Paying Agent, Registrar or as an Agent, as applicable), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes and the Note Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.06), the Notes and the Note Guarantees and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee and the Agents shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or an Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee and the Agents may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or an Agent as a result of its own willful misconduct or gross negligence.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Trustee to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Company.

The Company’s obligations pursuant to this Section and any lien arising hereunder shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee or an Agent. When the Trustee or an Agent incurs expenses after the occurrence of a Default specified in Sections 6.01(g) or (h) with respect to the Company, the expenses are intended to constitute administrative expenses under any Bankruptcy Law.

Pursuant to Section 11.01, the obligations of the Company hereunder are jointly and severally guaranteed by the Guarantors.

Section 7.07    Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee. The Company shall remove the Trustee if:

(i)    the Trustee fails to comply with Section 7.09;

(ii)    the Trustee is adjudged bankrupt or insolvent;

(iii)    a receiver or other public officer takes charge of the Trustee or its property; or

(iv)    the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06. All costs reasonably incurred in connection with any resignation or removal hereunder shall be borne by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.09, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08    Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.09    Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties under this Indenture.

Section 7.10    Limitation on Duty of Trustee. The Trustee shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes and the Note Guarantees by the Company, the Guarantors or any other Person.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Legal Defeasance and Covenant Defeasance.

(a)    The Company may at any time, at the option of its Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either clause (b) or (c) below applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.02.

(b)    Upon the Company’s exercise under clause (a) hereof of the option applicable to this paragraph (b), the Company and any Subsidiary Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.02, be deemed to have been discharged from their respective obligations with respect to all outstanding Notes and the corresponding Subsidiary Guarantees, if any, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.03 and the other Sections of this Indenture referred to in sub-clauses (i) and (ii) in this paragraph, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.03, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (iv) this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) hereof.

(c)    Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this clause (c), the Company and each Subsidiary Guarantor, if any, shall, subject to the satisfaction of the conditions set forth in Section 8.02, be released from their obligations, if any, under the covenants contained in Sections 4.06 and 4.11 and Section 5.01(a)(3) with respect to the outstanding Notes and the corresponding Subsidiary Guarantee, if any, on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(d), but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03 hereof, Section 6.01(c) shall not constitute an Event of Default with respect to Section 5.01(a)(3), Section 6.01(d) shall not constitute an Event of Default with respect to any other covenants or agreements in this Indenture or the Notes and Sections 6.01(e) and 6.01(f) shall not constitute Events of Default.

Section 8.02    Conditions to Legal Defeasance or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.01(b) or 8.01(c) to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(A)    the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes;

(B)    the Company has delivered to the Trustee an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions, qualifications and exclusions) to the effect that, as a result of the Company’s exercise of its option under Section 8.01(b) to effect a Legal Defeasance or under Section 8.01(c) to effect a Covenant Defeasance, the Holders will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel, in the case of a Legal Defeasance, must be based upon either (i) a statute that is enacted, a Treasury regulation that is promulgated and becomes effective or a revenue ruling that is published, after, in each case, the Closing Date or (ii) a private letter ruling directed to the Trustee received from the Internal Revenue Service, which, in the case of each authority described in clause (i) or (ii), provides that in circumstances comparable to a Legal Defeasance no tax consequences will arise for the Holders as a result of the Legal Defeasance;

(C)    immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(D)    the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Subsidiary Guarantors or others.

Section 8.03    Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. The Trustee or Paying Agent shall hold in trust all money or U.S. Government Obligations deposited with it pursuant to this Article 8, and shall apply the deposited money and U.S. Government Obligations in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the money or U.S. Government Obligations deposited pursuant to Section 8.02 hereof or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any money or U.S. Government Obligations held by it as provided in Section 8.02 which, in the opinion of a nationally recognized firm of certified public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.04    Repayment to the Company. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Company cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining shall be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person.

Section 8.05    Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided that if the Company has made any payment of interest on, premium, if any, or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of Notes. Notwithstanding Section 9.02 of this Indenture, the Company, the Subsidiary Guarantors and the Trustee, together, may amend or supplement this Indenture, the Notes and any Note Guarantee without notice to or consent of any Holder to:

(1)    cure any ambiguity, defect, mistake or inconsistency in this Indenture;

(2)    comply with the provisions of Section 5.01 hereof;

(3)    provide for the succession of any parties to this Indenture (and other amendments that are administrative or ministerial in nature);

(4)    evidence and provide for the acceptance of appointment by a successor Trustee;

(5)    add or release a Subsidiary Guarantor in accordance with the terms of this Indenture;

(6)    to conform the text of this Indenture, the Notes or any Note Guarantee to any provision of the “Description of Notes” set forth in the Offering Memorandum to the extent such provision was intended to be a verbatim recitation thereof; or

(7)    make any change that does not adversely affect the rights of any Holder in any material respect or that would provide any additional rights or benefits to the Holders.

provided that the Company or Subsidiary Guarantor has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.01.

Section 9.02    With Consent of Holders of Notes. Subject to Section 6.07, the Company, the Subsidiary Guarantors, and the Trustee, together, with the written consent of the Holder or Holders of not less than a majority in aggregate principal amount of the outstanding Notes or any Note Guarantee, may amend or supplement this Indenture, the Notes or the Note Guarantees without notice to any other Holders. Subject to Section 6.07, the Holder or Holders of a majority in aggregate principal amount of the then outstanding Notes may waive compliance by the Company with any provision of this Indenture, the Notes or any Note Guarantee without notice to any other Holder. Without the consent of each Holder affected, however, no amendment, supplement or waiver, including a waiver pursuant to (and to the extent provided in) Section 6.04, may:

(1)    change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2)    reduce the principal amount of, or premium, if any, or interest on, any Note;

(3)    change the optional redemption dates or optional redemption prices of the Notes from that stated under Section 3.07 hereof;

(4)    change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(5)    impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note;

(6)    waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(7)    release any Subsidiary Guarantor from its Note Guarantee, except as provided in this Indenture;

(8)    amend or modify any of the provisions of this Indenture in any manner which subordinates the Notes issued hereunder in right of payment to any other Indebtedness of the Company or which subordinates any Note Guarantee in right of payment to any other Indebtedness of the Subsidiary Guarantor issuing any such Note Guarantee; or

(9)    reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with the provisions of this Indenture or for waiver of defaults under Section 6.02(a) or 6.04 hereof.

provided that: (a) the Company or Subsidiary Guarantor has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.02; and (b) the Trustee has received evidence satisfactory to it that the requisite consent has been obtained.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, waiver or consent, but it shall be sufficient if such consent approves the substance thereof. For the avoidance of doubt, no amendment to, or deletion of any of the covenants described under Sections 4.06, 4.11 and 4.16 shall be deemed to impair or affect any rights of Holders of the Notes to receive payment of principal of, or premium, if any, or interest on, the Notes.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

For avoidance of doubt, changes to any notice provisions for any redemptions may be amended with the consent of Holders of a majority of the principal amount of Notes then outstanding.

Section 9.03    [Reserved].

Section 9.04    Revocation and Effect of Consents. Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee or the Company received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (9) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 9.05    Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Trustee. The Company shall provide the Trustee with an appropriate notation on the Note with respect to the changed terms and cause the Trustee to return it to the Holder at the Company’s expense. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee to Sign Amendments, Etc. The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article 9; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be provided with, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each complying with Sections 13.04 and 13.05 and stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article 9 is authorized or permitted by this Indenture and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms. Such Opinion of Counsel shall be at the expense of the Company.

Section 9.07    Additional Voting Terms. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any Notes may vote) as one class.

ARTICLE 10

[RESERVED]

ARTICLE 11

NOTE GUARANTEES

Section 11.01    Guarantee.

(a)    Subject to this Article 11, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1)    the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    The Subsidiary Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)    Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Note Guarantee. The Subsidiary Guarantors will have the right to seek contribution from any other Subsidiary Guarantor, or the Company, as the case may be, so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02    Limitation on Guarantor Liability. Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 11, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03    Execution and Delivery of Note Guarantees.

(a)    To evidence its Note Guarantee set forth in Section 11.01 hereof, each Subsidiary Guarantor hereby agrees that this Indenture shall be executed on behalf of such Subsidiary Guarantor by one of its Officers.

(b)    Each Subsidiary Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee.

(c)    If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(d)    The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute delivery of the Note Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

Section 11.04    Contribution. Each Subsidiary Guarantor that makes a payment or distribution under its Note Guarantee shall be entitled to contribution from any other Subsidiary Guarantor or the Company, as the case may be.

Section 11.05    Releases. The Note Guarantee issued by any Subsidiary Guarantor shall be automatically and unconditionally released and discharged:

(1)    upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or an Excluded Subsidiary (other than pursuant to clause (1) of the definition thereof);

(2)    in connection with any sale of all or substantially all the assets or sale or other disposition of all or a majority of the Capital Stock of a Subsidiary Guarantor to a Person that is not the Company or (either before or after giving effect to such transaction) an Affiliate of the Company;

(3)    upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 or upon satisfaction and discharge of this Indenture in compliance with Article 12;

(4)    pursuant to the covenant termination in accordance with Section 4.16;

(5)    upon such Subsidiary Guarantor being (or being substantially concurrently) released or discharged from all of its obligations under all of its Guarantees of payment by the Company or any Indebtedness of the Company under the Credit Agreement or other debt, which resulted in the obligation to Guarantee the Notes, except a release as a result of payment under such Guarantee;

(6)    the merger or consolidation of such Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation or dissolution of such Subsidiary Guarantor following the transfer of all or substantially all of its assets to the Company or another Subsidiary Guarantor; or

(7)    pursuant to the provisions of Article 9;

provided that such release or discharge shall not become effective until the receipt by the Trustee of an Officers’ Certificate stating that all conditions precedent to the release and discharge of the Guarantee have been complied with.

Any Subsidiary Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 shall remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article 11.

Section 11.06    No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Note Guarantees, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Note Guarantee are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Note Guarantees shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Note Guarantees.

Section 11.07    Effectiveness of Guarantees. The Note Guarantee issued pursuant to this Article 11 shall be effective upon execution and delivery of this Indenture by the parties hereto.

Section 11.08    Discretion to Guarantee. The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to Guarantee the Notes to become a Subsidiary Guarantor, in which case such Subsidiary shall not be required to comply with any deadline or timing requirement under this Indenture to become a Guarantor. Any Guarantee of the Notes provided by any such Subsidiary may be released at any time in the Company’s sole discretion.

Section 11.09    Benefits Acknowledged. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01    Satisfaction and Discharge.

(a)    This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(1)    either:

(A)    all of the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust by the Company and thereafter repaid to the Company) have been delivered to the Trustee for cancellation, or

(B)    all Notes not theretofore delivered to the Trustee for cancellation have become due and payable pursuant to the sending of an optional redemption notice or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to (but excluding) the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2)    the Company has paid all other sums payable under this Indenture by the Company.

Subject to the next sentence and notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 4.01, 4.02, 7.06, 8.04 and 12.02 of this Indenture shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.06, 8.04 and 12.02 of this Indenture shall survive such satisfaction and discharge.

(b)    After such delivery or irrevocable deposit, the Trustee, upon delivery of an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with, shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

Section 12.02    Application of Trust Money. Subject to the provisions of Section 8.04 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01    Trust Indenture Act. The provisions of the TIA do not apply to this Indenture or the Notes.

Section 13.02    Notices. Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), electronic mail, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Subsidiary Guarantor:

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

E-mail: albert.cardenas@mastec.com

Facsimile: (305) 406-1907

Attention: Alberto de Cardenas

With a copy to:

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, FL 33131

E-mail: ira.rosner@hklaw.com

Facsimile: (305) 789-7799

Attention: Ira Rosner

If to the Trustee:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107

Facsimile No.: (651) 466-7430

Attention: Corporate Trust Administrator for MasTec, Inc.

The Company, any Subsidiary Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or electronic mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03    [Reserved].

Section 13.04    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture

(other than in connection with the Authentication Order, dated the date hereof, and delivered to the Trustee in connection with the issuance of the Initial Notes), the Company shall, if requested by the Trustee, furnish to the Trustee:

(1)    an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 13.06    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07    No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any obligor in this Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer (including, without limitation, any Officer), director, employee or controlling person of the Company or any Subsidiary or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08    Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.09    Days Other than Business Days. If a payment date, redemption date or purchase date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

Section 13.10    Jurisdiction and Service. In relation to any legal action or proceedings arising out of or in connection with this Indenture, the Notes and the Guarantees, the Company and each Guarantor that is organized under laws other than the United States or a state thereof hereby (i) irrevocably submit to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City, County and State of New York, United States and (ii) consent that any such action or proceeding may be brought in such courts and waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same.

Section 13.11    Waiver of Jury Trial. THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.12    No Recourse Against Others. No manager, managing director, incorporator, director, officer, employee or holder of any Capital Stock in the Company, any Subsidiary or any direct or indirect parent of the Company, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.13    Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Agents in this Indenture shall bind their respective successors.

Section 13.14    Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile, electronic mail or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Indenture.

Section 13.15    Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.16    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.17    Separability. Each provision of this Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.18    USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee, Trust Officers and Agents, in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they shall provide the Trustee, Trust Officers and Agents with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

Section 13.19    Communication by Holders with Other Holders. Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 13.20    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

[Signatures on following page]

Dated as of August 4, 2020

SIGNATURES

MASTEC, INC.
MASTEC NORTH AMERICA, INC.

By:	/s/ Robert E. Apple
	Name:	Robert E. Apple
	Title:	Chief Operating Officer

CASH CONSTRUCTION COMPANY, INC.

By:	/s/ Paul DiMarco
	Name:	Paul DiMarco
	Title:	Vice President

EC SOURCE SERVICES, LLC
MASTEC NETWORK SOLUTIONS, LLC

By:	/s/ Robert E. Apple
	Name:	Robert E. Apple
	Title:	Executive Vice President

GO GREEN SERVICES, LLC

By:	/s/ Robert E. Apple
	Name:	Robert E. Apple
	Title:	Initial Manager

KINGSLEY CONSTRUCTORS, INC.

By:	/s/ Robert E. Apple
	Name:	Robert E. Apple
	Title:	Chief Executive Officer

MASTEC WIRELESS SERVICES, LLC

By:	/s/ George Pita
	Name:	George Pita
	Title:	Executive Vice President

Signature Page to Indenture

PRECISION ACQUISITION, LLC

By:	its sole member:
MASTEC, INC.

By:	/s/ Robert E. Apple
	Name:	Robert E. Apple
	Title:	Chief Operating Officer

PRECISION PIPELINE LLC
PRECISION TRANSPORT COMPANY, LLC

By:	/s/ Robert E. Apple
	Name:	Robert E. Apple
	Title:	Manager

LEMARTEC CORPORATION
MASTEC POWER CORP.
MASTEC RENEWABLES CONSTRUCTION COMPANY, INC.
PRETEC DIRECTIONAL DRILLING, LLC
PUMPCO, INC.
SEFNCO COMMUNICATIONS, INC.

By:	/s/ Robert E. Apple
	Name:	Robert E. Apple
	Title:	Vice President

Signature Page to Indenture

ENERGY ENVIRONMENTAL GROUP, INC.
ENERGY ERECTORS, INC.
MASTEC EQUIPMENT, INC.
MASTEC ETS SERVICE COMPANY, LLC
MASTEC NETWORK SOLUTIONS, INC.
MASTEC RESIDENTIAL SERVICES, LLC
MP DRILLING HOLDINGS, LLC
POWER PARTNERS MASTEC, INC.
POWER PARTNERS MASTEC, LLC
T&D POWER, INC.
THREE PHASE ACQUISITION CORP.
THREE PHASE LINE CONSTRUCTION, INC.
WANZEK CONSTRUCTION, INC.

By:	/s/ Robert E. Apple
	Name:	Robert E. Apple
	Title:	President

Signature Page to Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald Hurrelbrink
	Name:	Donald Hurrelbrink
	Title:	Vice President

Signature Page to Indenture

SCHEDULE A

EXCLUDED SUBSIDIARIES

1)	Church & Tower, Inc.

2)	MasTec Property Holdings, LLC

3)	Nsoro MasTec International, Inc.

4)	MasTec Services Company, Inc.

5)	MasTec Venezuela, Inc.

6)	MasTec Spain, Inc.

7)	MasTec Latin America, Inc.

8)	MasTec Brazil I, Inc.

9)	MasTec Brazil II, Inc.

EXHIBIT A

[Face of Note]

[Language for Global Note to be inserted:] [THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) (a) TO A PERSON WHO IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (ii) TO THE COMPANY, OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY. THE COMPANY HAS NO CONTRACTUAL OBLIGATION TO REGISTER THIS SECURITY UNDER ANY SECURITIES LAWS.

CUSIP No. [        ]1

ISIN No. [        ]2

4.50% Senior Notes due 2028

No. [ ]	$[ ]

MASTEC, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum of $[        ] ([        ]) on August 15, 2028.

Interest Payment Dates: February 15 and August 15, commencing on [                    ]3.

Additional provisions of this Note are set forth on the other side of this Note.

Record Dates: February 1 and August 1

[1]	Rule 144A Note: 576323 AP4

Regulation S Note: U5759T AC9

[2]	Rule 144A Note: US576323AP42

Regulation S Note: USU5759TAC90

[3]	To be February 15, 2021 for the Initial Notes.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated:

MASTEC, INC.

By:
Name:
Title:

[Signature Page to 144A Global Note][Signature Page to Regulation S Global Note]

Dated:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
	Title:	Authorized Signatory

[Reverse of Note]

4.50% Senior Notes due 2028

Capitalized terms used herein but not defined have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)     INTEREST. MasTec, Inc., a Florida corporation (the “Company”), promises to pay interest on the principal amount of this Note at 4.50% per annum from August 4, 2020 until maturity. Interest on the Notes will be payable semiannually in arrears February 15 and August 15 of each year, commencing on [                    ]1, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance, until the principal hereof is due. The first Interest Payment Date shall be February 15, 2021 for the Initial Notes. The Company will pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360 day year of twelve 30 day months.

(2)     METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 1 and August 1 immediately preceding the Interest Payment Date, as the case may be, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of this Indenture with respect to defaulted interest. If a Holder has given wire transfer instructions to the Company and the Trustee, the Company will remit all principal, interest and premium, if any, on that Holder’s Notes in accordance with such instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by mailing a check to the registered address of each Holder thereof. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)     PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, as the Trustee, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4)     INDENTURE. The Company issued the Notes under an Indenture dated as of August 4, 2020 (herein called the “Indenture”) among the Company, the Subsidiary Guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are general senior unsecured obligations of the Company. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions and create or incur Liens. The Indenture also imposes limitations on the ability of the Company and each Subsidiary Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

[1]	To be February 15, 2021 for the Initial Notes.

To guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors have, jointly and severally, unconditionally guaranteed, on a senior unsecured basis, the obligations of the Company under the Notes pursuant to the terms of the Indenture.

(5)     OPTIONAL REDEMPTION.

(a)     Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Company will not have the option to redeem the Notes prior to August 15, 2023. The Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at any time on or after August 15, 2023. The redemption price for the Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest, if any, to (but excluding) the redemption date, if redeemed during the 12-month period commencing on August 15 of any year set forth below:

Year	Redemption Price
2023	102.250%
2024	101.125%
2025 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption or purchase price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b)     At any time prior to August 15, 2023, the Company may redeem up to 40% of the principal amount of the Notes with an amount equal to the amount of the net cash proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Company at a redemption price (expressed as a percentage of principal amount) of 104.50%, plus accrued and unpaid interest to (but excluding) the redemption date; provided that at least 50% of the aggregate principal amount of the Notes originally issued under the Indenture on the Closing Date remains outstanding after each such redemption (excluding Notes held by the Company and its Subsidiaries) unless all such Notes are redeemed substantially concurrently and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

(c)     At any time prior to August 15, 2023, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but excluding), the date of redemption, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(6)     MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)     NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to the Trustee and each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; provided that no Notes of $2,000 in principal amount or less will be redeemed in part. Unless the Company defaults in the payment of the redemption or purchase price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any notice of redemption may, at the Company’s discretion, state that it is subject to one or more conditions precedent, including, but not limited to, completion of any debt or equity offering, Change of Control or other corporate transaction or event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company as described herein, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such purchase pursuant to such tender offer described herein), to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each other Holder in such tender offer plus, to the extent not included in such tender offer payment, accrued and unpaid interest, if any, to, but excluding, the date of such redemption.

(8)     REPURCHASE AT THE OPTION OF HOLDER.

Upon the occurrence of a Change of Control, the Company will be obligated to make an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes repurchased to (but excluding) the date of purchase (the “Change of Control Payment Date”). No later than 30 days following any Change of Control, the Company will deliver, electronically or by first class mail, a notice to each Holder describing the transaction or transactions that constitute the Change of Control and making an Offer to Purchase the Notes on the Change of Control Payment Date specified in the notice, which date will be a Business Day no earlier than 10 days and no later than 60 days from the date such notice is delivered pursuant to the procedures required by the Indenture.

(9)     DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Registrar is required to exchange or register the transfer of any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, neither the Company nor the Registrar is required to issue, exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Paragraph 5 and ending at the close of business on the day of selection, and neither the Company nor the Registrar is required to exchange or register the transfer of any Note during the period between a Record Date and the next succeeding Interest Payment Date.

(10)     PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as its owner for all purposes.

(11)     AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, Notes and Note Guarantees may be amended or supplemented, and the rights and obligations thereunder may be waived, each in accordance with Article 9 of the Indenture.

(12)     DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default relating to the Notes, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders of the Notes shall be as set forth in the applicable provisions of the Indenture.

(13)     TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)     NO RECOURSE AGAINST OTHERS. No recourse for the payment of the principal of, premium, if any, or interest on this Note or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any obligor in the Indenture, or the Notes or any of the Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer (including, without limitation any Officer), director, employee or controlling person of the Company or of any Subsidiary or of any successor Person thereof. Each Holder, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note. Such waiver may not be effective to waive liabilities under the federal securities laws.

(15)     AUTHENTICATION. This Note will not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.

(16)     ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)     CUSIP NUMBERS, ISINS. The Company has caused CUSIP numbers and ISINs to be printed on the Notes, and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)     GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

E-mail: albert.cardenas@mastec.com

Attention: Alberto de Cardenas

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to :

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.13 of the Indenture, check the box below:

☐    Section 4.13

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.13 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount at Maturity of this Global Note	Amount of increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [    ], 20[    ], among (the “New Guarantor”), a subsidiary of MasTec, Inc., a Florida corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture dated as of August 4, 2020 (the “Indenture”) providing for 4.50% Senior Notes due 2028 (the “Notes”);

WHEREAS, Section 5.01 of the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the existing Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all existing Subsidiary Guarantors (if any), to provide an unconditional guarantee on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

3. NO RECOURSE AGAINST OTHERS. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any obligor in this Supplemental Indenture, the Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any Subsidiary or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

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4. NOTICES. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

5. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed signature page to this Supplemental Indenture by telecopier, facsimile, electronic mail or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually signed counterpart of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements contained herein are deemed to be solely those of the New Guarantor and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: [                    ]

[NEW GUARANTOR]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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